                                                                     EXHIBIT 5.1

                               OPINION OF COUNSEL



                                  June 1, 2000


Service Corporation International
1929 Allen Parkway
Houston, Texas 77019

         Re:   Registration Statement on Form S-8 in Connection With 401(k) Plan

Gentlemen:

         As General Counsel of Service Corporation International, a Texas corporation ("SCI"), I am familiar with the Registration Statement, dated June 1, 2000, being filed by SCI with the Securities and Exchange Commission, relating to (1) interests in the SCI 401(k) Retirement Savings Plan (the "Plan") and (2) 6,000,000 shares of SCI common stock, par value $1.00 per share, together with related preferred stock purchase rights, to be registered for the Plan.

         It is my opinion that the interests in the Plan and the SCI common stock to be registered, together with the related preferred stock purchase rights, when sold or issued hereafter in accordance with the provisions of the Plan, in accordance with Texas law and upon payment or provision of the consideration for such shares or interests by or on behalf of participants as contemplated by the Plan, will be validly issued, fully paid and nonassessable.

         I hereby consent to the use of this opinion as Exhibit 5.1 of the above-mentioned Registration Statement.

                                             Very truly yours,



                                             James M. Shelger
                                             General Counsel